Exhibit 99.1

Contact:

Shelly Guyer	H. Ward Wolff
Vice President, Business Development	Senior Vice President, Finance and
and Investor Relations	CFO
650-517-8437	650-517-8330
sguyer@nuvelo.com	wwolff@nuvelo.com

NUVELO REPORTS SECOND QUARTER 2006 FINANCIAL RESULTS AND

ACCOMPLISHMENTS

SAN CARLOS, Calif., August 3, 2006 – Nuvelo, Inc. (Nasdaq: NUVO) today announced second quarter 2006 financial results and accomplishments.

For the second quarter ended June 30, 2006, Nuvelo reported a net loss of $18.9 million, or $0.36 per share, compared to a net loss of $17.0 million, or $0.40 per share, for the same period in 2005. As of June 30, 2006, the company had cash, cash equivalents and short-term investments of $179.6 million.

Revenues for the second quarter of 2006 were $1.0 million compared to second quarter 2005 revenues of $0.2 million. The increase was primarily due to the recognition of revenue from the up-front license fee of $50.0 million received from Bayer HealthCare (Bayer) in January 2006. The up-front license fee was recorded as deferred revenue upon receipt and is being recognized as revenue on a straight-line basis over the term of the agreement.

Total second quarter 2006 operating expenses were $22.0 million compared to $17.6 million in the prior year period. Research and development expenses were $14.7 million for the three months ended June 30, 2006 compared to $14.5 million for the second quarter of 2005. These amounts are net of credits for cost-sharing amounts billable to collaboration partners of $8.2 million and $1.2 million in the respective periods. Increases in research and development expenses due to clinical trial, drug manufacturing and personnel costs, including $1.3 million of non-cash employee stock-based compensation expense under SFAS 123(R), were largely offset by the collaboration cost-sharing credits and a $5.0 million decrease in milestone payment expense. General and administrative expenses were $7.3 million for the three months ended June 30, 2006 and $3.2 million for the same period in 2005. The increase was primarily due to expenses related to the growth in our infrastructure, pre-commercialization activities for alfimeprase and non-cash employee stock-based compensation expense of $2.3 million.

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

Net interest and other income for the second quarter of 2006 was $2.1 million compared to $0.4 million in the comparable period of 2005. The increase was primarily due to higher average cash and investment balances and applicable interest rates in the 2006 period.

For the six-month period ended June 30, 2006, the net loss was $38.5 million, or $0.76 per share, compared to a net loss of $31.7 million, or $0.79 per share, in the comparable period in 2005. Revenues for the first six months of 2006 were $2.1 million compared to $0.2 million in the same period of 2005. Total operating expenses for the six months ended June 30, 2006 and 2005 were $44.3 million and $32.5 million, respectively.

For the three months ended June 30, 2006, our net cash used in operating activities was $16.1 million. Cash provided by operating activities was $1.9 million in the six-month period. Our cash burn, a non-GAAP measure, as defined and reconciled below, was $20.6 million and $2.9 million in the three and six months ended June 30, 2006, respectively, both including a $5.4 million cash payment in May 2006 to settle a five-year promissory note that was issued to Affymetrix in November 2001, consisting of $4.0 million of principal and $1.4 million of accrued interest. Cash burn in the six-month period includes the receipt of the $50.0 million up-front payment from Bayer in the first quarter of 2006. Due to the $5.4 million cash payment to settle the Affymetrix note and the $4.0 million up-front license fee to be paid as a result of our entry into an expanded collaboration agreement with Archemix, we are updating our guidance, and expect to use cash in operating activities in the range of $38.0 million to $46.0 million and cash burn to be in the range of $43.0 million to $53.0 million for the full year 2006.

“Over the past several months, we have made significant progress in the expansion of our pipeline and the execution of our milestones. In our acute cardiovascular programs, we have designated NU172, a short-acting anticoagulant, as our newest development candidate; we plan to initiate a Phase 2 trial with our most advanced candidate, alfimeprase, in stroke by year end; and we expect to complete enrollment in the first trial in each of our Phase 3 alfimeprase programs in the second half of the year. In cancer, we are preparing to initiate a Phase 1 trial with NU206, which is being developed for cancer-therapy induced mucositis, and have begun to lay the groundwork for a Phase 2 trial with rNAPc2 in colorectal cancer, based on the role that the factor VIIa/tissue factor protease complex plays in the cellular signaling of metastasis and angiogenesis in a variety of cancers,” said Dr. Ted W. Love, chairman and chief executive officer of Nuvelo. “Finally, as we continue to build our business and prepare for commercialization, we have added several key executives to our senior management team.”

Recent Corporate Accomplishments

— Initiated the second Phase 3 alfimeprase trial in acute peripheral arterial occlusion (PAO), NAPA-3;

— Published data from the Phase 2 alfimeprase study in central venous catheter occlusion in the July issue of the Journal of Clinical Oncology;

— Successfully completed the Phase 2 heparin replacement trial evaluating rNAPc2 in acute coronary syndromes (ACS);

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

—Signed new collaboration agreement with Archemix and designated NU172, a direct thrombin inhibitor, as a development candidate for potential use as a short-acting anticoagulant for patients undergoing acute cardiovascular procedures;

— Expanded management team with H. Ward Wolff as senior vice president, finance and chief financial officer; Jill M. Pergande as vice president, human resources; Gregory S. Yedinak as vice president, manufacturing and process sciences; and Ralph J. Zitnik, M.D., as vice president, development;

— Appointed James R. Gavin III, M.D., Ph.D. to Nuvelo’s board of directors;

— Hosted our first Research and Development Day in New York.

Upcoming Milestones

In the remainder of 2006, Nuvelo anticipates accomplishing the following:

— Completion of the first Phase 3 alfimeprase trial in acute PAO, NAPA-2;

— Completion of the first Phase 3 alfimeprase trial in catheter occlusion, SONOMA-2;

— Initiation of the Phase 2 alfimeprase trial in acute ischemic stroke, CARNEROS-1 (Catheter directed Alfimeprase for Restoration of Neurologic function and Rapid Opening of arteries in Stroke);

— Presentation of efficacy data from Phase 2a rNAPc2 trial and Phase 2 heparin replacement trial in patients with ACS at the World Congress of Cardiology, Barcelona, Spain, in September 2006;

— Initiation of a Phase 1 study of NU206, which is being developed for the treatment of cancer therapy-induced mucositis.

Conference Call Information

Nuvelo will hold a conference call today at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss this announcement. To participate in the conference call, please dial 866-510-0710 for domestic callers and 617-597-5378 for international callers and reference conference passcode, 43034603. A telephone replay of the conference call will be available through Thursday, August 17, 2006. To access the replay, please dial 888-286-8010 for domestic callers and 617-801-6888 for international callers and reference conference passcode, 54470000.

In addition, this call is being webcast by Thomson/CCBN and can be accessed at Nuvelo’s website at www.nuvelo.com.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.

About Nuvelo

Nuvelo, Inc. is dedicated to improving the lives of patients through the discovery, development and commercialization of novel drugs for acute cardiovascular and cancer therapy. Nuvelo’s development pipeline includes three acute cardiovascular programs: alfimeprase, a direct-acting

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com thrombolytic in four Phase 3 clinical trials for the treatment of thrombotic-related disorders; rNAPc2, an anticoagulant that inhibits the factor VIIa and tissue factor protease complex which recently completed Phase 2 clinical development in acute coronary syndromes; and preclinical candidate NU172, a direct thrombin inhibitor for use as a short-acting anticoagulant during medical procedures. Nuvelo is also advancing an emerging oncology pipeline, which includes NU206 for the potential treatment of chemotherapy/radiation therapy-induced mucositis, as well as rNAPc2 for potential use as a cancer therapy. In addition, Nuvelo expects to leverage its expertise in secreted proteins and cancer antibody discovery to further expand its pipeline and create additional partnering and licensing opportunities.

Information about Nuvelo is available at our website at www.nuvelo.com or by phoning 650-517-8000.

This press release contains “forward-looking statements,” which include statements regarding the company’s anticipated use of cash in the fiscal year 2006, the timing and amounts of potential Company revenues under such agreements, the timing and progress of Nuvelo’s clinical stage and internal research programs, including 2006 milestones identified above, the potential improvement or benefit that current clinical trial programs may demonstrate, and the potential commercial launch of alfimeprase, which statements are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements are based on our management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, uncertainties relating to drug discovery; clinical development processes; enrollment rates for patients in our clinical trials; changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements; the impact of competitive products and technological changes; uncertainties relating to patent protection and uncertainties relating to our ability to obtain funding. These and other factors are identified and described in more detail in Nuvelo filings with the SEC, including without limitation Nuvelo’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 and subsequent filings. We disclaim any intent or obligation to update these forward-looking statements.

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

NUVELO, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended		Six months ended
	June 30, 2006	June 30, 2005	June 30, 2006	June 30, 2005
Contract revenue:	$1,005	$197	$2,070	$239

Operating expense:
Research and development	14,695	14,486	26,794	25,543
General and administrative	7,262	3,151	17,470	6,964
Loss (gain) on sale or disposal of assets	3	(1)	(4)	23

Total operating expenses	21,960	17,636	44,260	32,530

Operating loss	(20,955)	(17,439)	(42,190)	(32,291)

Interest expense - related party	(87)	(115)	(185)	(234)
Interest expense - other	(102)	(125)	(232)	(271)
Interest income	2,243	673	4,055	1,130
Other income (expense), net	3	(1)	3	(3)

Net loss	$(18,898)	$(17,007)	$(38,549)	$(31,669)

Basic and diluted net loss per share	$(0.36)	$(0.40)	$(0.76)	$(0.79)

Weighted average shares used in computing basic and diluted net loss per share	51,837	42,027	50,391	40,005

CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	June 30, 2006	December 31, 2005
Cash, cash equivalents and short-term investments	$179,567	$70,336
Working capital	168,696	42,413
Total assets	231,286	108,046
Bank loans	2,262	3,032
Notes payable	—	4,000
Capital lease obligations	120	22
Related party line of credit	3,667	5,042
Accumulated deficit	(366,208)	(327,659)
Total stockholders’ equity	140,397	56,764

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

Cash Burn

We define ”Cash Burn,” a non-GAAP financial measure, as the net cash used in operating activities, as determined in accordance with GAAP, adjusted for the effects of purchases or sales of equipment, property and software, payments on debt obligations, and proceeds from the exercise of options, warrants and the employee stock purchase plan, all being determined in accordance with GAAP. We believe Cash Burn is an important measure for investors, as it indicates the rate at which we are using our total cash and investment balances in our general business activities. We also believe that the presentation of this non-GAAP financial measure will enable investors, analysts and readers of our financial statements to compare non-GAAP measures with relevant GAAP measures in all periods presented. Any non-GAAP financial measure used by us should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The calculations of Cash Burn for the three and six months ended June 30, 2006 and the current low and high estimate for 2006 are as follows (in millions):

Actual	Three months ended June 30, 2006	Six months ended June 30, 2006
	(unaudited)
Net cash used in (provided by) operating activities	$16.1	$(1.9)
Purchases of equipment, property and software	0.6	1.1
Payments on bank loans	0.4	0.8
Payment of note payable	4.0	4.0
Payments on related party line of credit	0.7	1.4
Proceeds from exercise of options, warrants and ESPP	(1.2)	(2.5)

Cash Burn	$20.6	$2.9

Guidance	Low estimate Twelve months ending December 31, 2006	High estimate Twelve months ending December 31, 2006
	(unaudited)
Net cash used in (provided by) operating activities	$38.0	$46.0
Purchases of equipment, property and software	1.1	1.7
Payments on bank loans	1.5	1.5
Payment of note payable	4.0	4.0
Payments on related party line of credit	2.8	2.8
Proceeds from exercise of options, warrants and ESPP	(4.4)	(3.0)

Cash Burn	$43.0	$53.0

201 Industrial Road, San Carlos, CA 94070 tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com